Exhibit 10.7

AMENDED AND RESTATED

CHICOPEE SAVINGS BANK

CHANGE IN CONTROL AGREEMENT

This AGREEMENT (“Agreement”), as amended and restated, is hereby entered into as of November 20, 2008, by and between Chicopee Savings Bank (the “Bank”), a Massachusetts-chartered financial institution, with its principal offices at 70 Center Street Chicopee, Massachusetts 01013, Maria J.C. Aigner (“Executive”) and Chicopee Bancorp, Inc. (the “Company”), a Massachusetts-chartered corporation and the stock holding company of the Bank, as guarantor.

WHEREAS, the Bank, the Company and the Executive entered into a change in control agreement effective July 19, 2006; and

WHEREAS, the Bank recognizes the importance of Executive to the Bank’s operations and wishes to protect her position with the Bank in the event of a change in control of the Bank or the Company for the period provided for in this Agreement; and

WHEREAS, Executive and the Boards of Directors of the Bank and the Company desire to enter into an amended and restated agreement setting forth the terms and conditions of payments due to Executive in the event of a change in control and the related rights and obligations of each of the parties and to bring the Agreement into compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance issued with respect to Section 409A.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is hereby agreed as follows:

1.	Term of Agreement.

(a) The term of this Agreement shall be deemed to have commenced as of July 19, 2006 and shall continue for a period of thirty-six (36) full calendar months thereafter. Commencing on the date of the execution of this Agreement, the term of this Agreement shall be extended for one day each day until such time as the board of directors of the Bank (the “Board”) or Executive elects not to extend the term of the Agreement by giving written notice to the other party in accordance with Section 7 of this Agreement, in which case the term of this Agreement shall be fixed and shall end on the third anniversary of the date of such written notice.

(b) Notwithstanding anything in this Section to the contrary, this Agreement shall terminate if Executive or the Bank terminates Executive’s employment prior to a Change in Control.

2.	Change in Control.

(a) Upon the occurrence of a Change in Control of the Bank or the Company followed at any time during the term of this Agreement by the termination of Executive’s employment in accordance with the terms of this Agreement, other than for Just Cause, as defined in Section 2(c) of this Agreement, the provisions of Section 3 of this Agreement shall apply. Upon the occurrence of a Change in Control, Executive shall have the right to elect to voluntarily terminate her employment at any time during the term of this Agreement following an event constituting “Good Reason.”

For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the Executive’s consent:

(i)	The assignment to Executive of duties that constitute a material diminution of Executive’s authority, duties, or responsibilities (including reporting requirements);

(ii)	A material diminution in Executive’s base salary;

(iii)	Relocation of Executive to a location outside a radius of thirty-five (35) miles of the Bank’s Chicopee, Massachusetts office; or

(iv)	Any other action or inaction by the Bank or the Company that constitutes a material breach of this Agreement;

provided, that within ninety (90) days after the initial existence of such event, the Bank shall be given notice and an opportunity, not less than thirty (30) days, to effectuate a cure for such asserted “Good Reason” by Executive. Executive’s resignation hereunder for Good Reason shall not occur later than one hundred fifty (150) days following the initial date on which the event Executive claims constitutes Good Reason occurred.

(b) For purposes of this Agreement, a “Change in Control” shall be deemed to occur on the earliest of:

(i)	Merger: The Company or the Bank merges into or consolidates with another corporation, or merges another corporation into the Company or the Bank, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation;

(ii)	Acquisition of Significant Share Ownership: The Company files, or is required to file, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s voting securities, but this clause (b) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

(iii)	Change in Board Composition: During any period of two consecutive years, individuals who constitute the Bank’s or the Company’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Bank’s or the Company’s Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

(iv)	Sale of Assets: The Company or the Bank sells to a third party all or substantially all of its assets.

(c) Executive shall not have the right to receive termination benefits pursuant to Section 3 hereof upon termination for Just Cause. The term “Just Cause” shall mean termination because of Executive’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), final cease and desist order, or any material breach of any provision of this Agreement. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Just Cause unless and until there shall have been delivered to her a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board of Directors of the Bank at a meeting of the Board of Directors called and held for that purpose (after reasonable notice to Executive and an opportunity for her, together with counsel, to be heard before the Board of Directors), finding that in the good faith opinion of the Board of Directors, Executive was guilty of conduct justifying termination for Just Cause and specifying the particulars thereof in detail. Executive shall not have the right to receive compensation or other benefits for any period after termination for Just Cause. During the period beginning on the date of the Notice of Termination for Just Cause pursuant to Section 4 hereof through the Date of Termination, stock options granted to Executive under any stock option plan shall not be exercisable nor shall any unvested stock awards granted to Executive under any stock benefit plan of the Association, the Company or any subsidiary or affiliate thereof, vest. At the Date of Termination, such stock options and any such unvested stock awards shall become null and void and shall not be exercisable by or delivered to Executive at any time subsequent to such termination for Just Cause.

3.	Termination Benefits.

(a) If, within two (2) years of a Change in Control, Executive voluntarily terminates employment for Good Reason (in accordance with Section 2(a) of this Agreement) or if the Bank involuntarily terminates her employment, Executive shall receive:

(i)	a lump sum cash payment equal to three (3) times the Executive’s average annual compensation (based on taxable income reported in Box 1 of Executive’s Form W-2) for the five (5) preceding calendar years. Such payment shall be made not later than five (5) days following Executive’s termination of employment and shall be reduced, if necessary, to avoid an excess parachute payment as noted in paragraph (b) of this Section 3.

(ii)	Continued benefit coverage under all Bank health and welfare plans which Executive participated in as of the date of the Change in Control (collectively, the “Employee Benefit Plans”) for a period of thirty-six (36) months following Executive’s termination of employment. Said coverage shall be provided under the same terms and conditions in effect on the date of Executive’s termination of employment. Solely for purposes of benefits continuation under the Employee Benefit Plans, Executive shall be deemed to be an active employee. To the extent that benefits required under this Section 3(a) cannot be provided under the terms of any Employee Benefit Plan, the Bank shall enter into alternative arrangements that will provide Executive with comparable benefits.

The Bank shall pay the aggregate sum of these amounts to Executive in a single lump sum payment (without any mitigation) no later than ten (10) business days following Executive’s termination of employment.

(b) Notwithstanding the preceding provisions of this Section 3, in no event shall the aggregate payments or benefits to be made or afforded to Executive under said paragraphs (the “Termination Benefits”) constitute an “excess parachute payment” under Section 280G of the Code or any successor thereto, and to avoid such a result, Termination Benefits will be reduced, if necessary, to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount,” as determined in accordance with said Section 280G. The allocation of the reduction required hereby among the Termination Benefits provided by this Section 3 shall be determined by Executive.

(c) Notwithstanding the foregoing, in the event Executive is a “Specified Employee” (as defined herein) no payment shall be made to Executive under sub-section 3(a) prior to the first day of the seventh month following the Event of Termination in excess of the “permitted amount” under Section 409A of the Code. For these purposes the “permitted amount” shall be an amount that does not exceed two times the lesser of: (A) the sum of Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the calendar year preceding the year in which Executive has an Event of Termination, or (B) the maximum amount that may be taken into account under a tax-qualified plan pursuant to Section 401(a)(17) of the Code for the calendar year in which occurs the Event of Termination. The payment of the “permitted amount” shall be made within sixty (60) days of the occurrence of the Event of Termination. Any payment in excess of the permitted amount shall be made to Executive on the first day of the seventh month following the Event of Termination. “Specified Employee” shall be interpreted to comply with Section 409A of the Code and shall mean a key employee within the meaning of Section 416(i) of the Code (without regard to paragraph 5 thereof), but an individual shall be a “Specified Employee” only if the Company is a publicly-traded institution or the subsidiary of a publicly-traded holding company.

4.	Notice of Termination.

(a) Any purported termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b) “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of a termination for Just Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given).

5.	Source of Payments.

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank. The Company, however, unconditionally guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Association are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

6.	Effect on Prior Agreements and Existing Benefit Plans.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to her without reference to this Agreement. Nothing in this Agreement shall confer upon Executive the right to continue in the employ of the Bank or shall impose on the Bank any obligation to employ or retain Executive in its employ for any period.

7.	No Attachment.

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void and of no effect.

(b) This Agreement shall be binding upon, and inure to the benefit of, Executive, the Association and their respective successors and assigns.

8.	Modification and Waiver.

(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9.	Severability.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

10.	Headings for Reference Only.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement. In addition, references herein to the masculine shall apply to both the masculine and the feminine.

11.	Governing Law.

Except to the extent preempted by federal law, the validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without regard to principles of conflicts of law of the Commonwealth of Massachusetts.

12.	Arbitration.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of the Association, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of her right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

13.	Payment of Legal Fees.

All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Association, only if Executive is successful pursuant to a legal judgment, arbitration or settlement.

14.	Indemnification.

The Company or the Bank shall provide Executive (including her heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense and shall indemnify Executive (and her heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by her in connection with or arising out of any action, suit or proceeding in which she may be involved by reason of her having been a director or officer of the Company or the Association (whether or not she continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs, attorneys’ fees and the cost of reasonable settlements.

15.	Successors to the Bank and the Company.

The Bank and the Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Bank or the Company, expressly and unconditionally to assume and agree to perform the Bank’s and the Company’s obligations under this Agreement, in the same manner and to the same extent that the Bank and the Company would be required to perform if no such succession or assignment had taken place.

16.	Miscellaneous.

Any payment made pursuant to this Agreement, or otherwise, is subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

17.	Section 409A of the Code.

(a) This Agreement is intended to comply with the requirements of Section 409A of the Code, and specifically, with the “short-term deferral exception” under Treasury Regulation Section 1.409A-1(b)(4) and the “separation pay exception” under Treasury Regulation Section 1.409A-1(b)(9)(iii), and shall in all respects be administered in accordance with Section 409A of the Code. If any payment or benefit hereunder cannot be provided or made at the time specified herein without incurring sanctions on Executive under Section 409A of the Code, then such payment or benefit shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” (within the meaning of such term under Section 409A of the Code), each payment made under this Agreement shall be treated as a separate payment, the right to a series of installment payments under this Agreement (if any) is to be treated as a right to a series of separate payments, and if a payment is not made by the designated payment date under this Agreement, the payment shall be made by December 31 of the calendar year in which the designated date occurs. To the extent that any payment provided for hereunder would be subject to additional tax under Section 409A of the Code, or would cause the administration of this Agreement to fail to satisfy the requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law, and any such amount shall be payable in accordance with b. below. In no event shall Executive, directly or indirectly, designate the calendar year of payment.

(b) If when separation from service occurs Executive is a “specified employee” within the meaning of Section 409A of the Code, and if the cash severance payment under Section 3(a)(i) would be considered deferred compensation under Section 409A of the Code, and, finally, if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available (i.e., the “short-term deferral exception” under Treasury Regulations Section 1.409A-1(b)(4) or the “separation pay exception” under Treasury Section 1.409A-1(b)(9)(iii)), the Bank will make the maximum severance payment possible in order to comply with an exception from the six month requirement and make any remaining severance payment under Section 3(a)(i) to Executive in a single lump sum without interest on the first payroll date that occurs after the date that is six (6) months after the date on which Executive separates from service.

(c) If (x) under the terms of the applicable policy or policies for the insurance or other benefits specified in Section 3(a)(ii) it is not possible to continue coverage for Executive and her dependents, or (y) when a separation from service occurs Executive is a “specified employee” within the meaning of Section 409A of the Code, and if any of the continued insurance coverage or other benefits specified in Section 3(a)(ii) would be considered deferred compensation under Section 409A of the Code, and, finally, if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available for that particular insurance or other benefit, the Bank shall pay to Executive in a single lump sum an amount in cash equal to the present value of the Bank’s projected cost to maintain that particular insurance benefit (and associated income tax gross-up benefit, if applicable) had Executive’s employment not terminated, assuming continued coverage for 36 months. The lump-sum payment shall be made thirty (30) days after employment termination or, if Section 17b. applies, on the first payroll date that occurs after the date that is six (6) months after the date on which Executive separates from service.

(d) References in this Agreement to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Section 409A of the Code.

SIGNATURES

IN WITNESS WHEREOF, Chicopee Savings Bank and Chicopee Bancorp, Inc. have caused this amended and restated Agreement to be executed and their seals to be affixed hereunto by their duly authorized officers, and Executive has signed this Agreement, on the 20th day of November, 2008.

ATTEST:	CHICOPEE SAVINGS BANK

/s/ Theresa C. Szlosek	By:	/s/ William J. Wagner
For the Entire Board of Directors

ATTEST:	CHICOPEE BANCORP, INC. (Guarantor)

/s/ Theresa C. Szlosek	By:	/s/ William J. Wagner
For the Entire Board of Directors
[SEAL]

WITNESS:	EXECUTIVE

/s/ Theresa C. Szlosek	/s/ Maria J.C. Aigner
Maria J.C. Aigner